Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

Media Contact:	Lauren C. Steele VP — Corporate Affairs 704-557-4551

Investor Contact:	James E. Harris Senior VP — CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
March 5, 2009	Quoted: The NASDAQ Stock Market (Global Select Market)
Coca-Cola Bottling Co. Consolidated Reports 2008 Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $1.4 million, or basic net income per share of $.15, in the fourth quarter of 2008 compared to a net loss of $1.8 million, or basic net loss per share of $.19, in the fourth quarter of 2007. The results for the fourth quarter included a mark-to-market after tax loss of $1.0 million ($2.0 million on a pre-tax basis), or basic net loss per share of $.11, on the Company’s 2009 fuel hedging program.
For the year ended December 28, 2008, the Company earned $9.1 million, or basic net income per share of $.99, compared to $19.9 million, or basic net income per share of $2.18, in 2007. In addition to the $1.0 million mark-to-market after tax loss on the Company’s 2009 fuel hedging program, the Company’s 2008 net income included two charges totaling $9.7 million after tax ($18.6 million on a pre-tax basis), or basic net loss per share of $1.06, that were primarily incurred in the third quarter. These charges included $7.3 million after tax ($14.0 million on a pre-tax basis), or basic net loss per share of $.80, related to freezing the Company’s liability to the Central States, Southeast and Southwest Areas Pension Fund, a multi-employer pension fund, and settling a strike by employees covered by this pension fund. The charges also included the costs of carrying out a restructuring plan during the fiscal year totaling $2.4 million after tax ($4.6 million on a pre-tax basis), or basic net loss per share of $.26. The Company’s 2007 net income included $1.7 million after tax ($2.8 million on a pre-tax basis), or $.18 basic net income per share, of restructuring costs.
J. Frank Harrison, III, Chairman and CEO, said, “In 2008, we continued to face very difficult macroeconomic circumstances and business challenges specific to the soft drink industry. This is not the first time our Company has faced difficult challenges during our long history. Each time we have emerged a stronger organization. By exercising decisive leadership in early 2008, our Company was able to make important strategic and cost management decisions that were executed with confidence and conviction by our employees and positively impacted the second half of 2008. Further, we believe these actions have helped position us to proactively deal with economic uncertainty. We streamlined our business and reviewed all capital and operating expenditures allowing us, thus far, to not only weather the severe economic downturn, but also produce a much improved fourth quarter.”
William B. Elmore, President and COO, added, “We saw fuel prices and other key commodity inputs including corn, aluminum and PET resin increase rapidly to record levels in the summer of 2008 before subsiding in the late fall. The dramatic increases in commodity costs, coupled with the challenges of driving consumer demand for sparkling beverages, made 2008 a very difficult year. These challenges put our fellow employees at Coca-Cola Consolidated to the test, and they demonstrated the resilience, the innovative spirit, the determination and the flexibility to move quickly and decisively to deal with issues facing our industry and the economy. We are encouraged by the innovative solutions we have and continue to bring forward including new packaging configurations; value pricing and packaging in the convenience store channel; intelligent vending; new sales support tools; new manufacturing and order fulfillment systems; and a return to grassroots marketing focus. Even though we see continued challenges in 2009 and the possibility of more difficult decisions in response, we are encouraged by the momentum we have built over the last three quarters of 2008 and carry into the new year. Most importantly we remain confident about the long-term prospects for our business.”
Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding our strategic and cost management decisions in 2008 have helped position us to proactively deal with economic uncertainty, innovation brought to bear in 2008 and the momentum we are carrying into the new year, the Company’s expectations that it will be able to take the necessary steps to overcome economic challenges, that there is the possibility of more difficult decisions and our confidence about the long-term prospects for our business.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes effecting our distribution and packaging; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 30, 2007 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS
In Thousands (Except Per Share Data)

	Fiscal Year
	2008	2007	2006

Net sales	$1,463,615	$1,435,999	$1,431,005

Cost of sales	848,409	814,865	808,426

Gross margin	615,206	621,134	622,579
Selling, delivery and administrative expenses	555,728	539,251	537,915

Income from operations	59,478	81,883	84,664

Interest expense	39,601	47,641	50,286
Minority interest	2,392	2,003	3,218

Income before income taxes	17,485	32,239	31,160
Income taxes	8,394	12,383	7,917

Net income	$9,091	$19,856	$23,243

Basic net income per share:
Common Stock	$.99	$2.18	$2.55

Weighted average number of Common Stock shares outstanding	6,644	6,644	6,643

Class B Common Stock	$.99	$2.18	$2.55

Weighted average number of Class B Common Stock shares outstanding	2,500	2,480	2,460

Diluted net income per share:
Common Stock	$.99	$2.17	$2.55

Weighted average number of Common Stock shares outstanding — assuming dilution	9,160	9,141	9,120

Class B Common Stock	$.99	$2.17	$2.54

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,516	2,497	2,477

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
In Thousands (Except Per Share Data)

	Fourth Quarter
	2008	2007	2006

Net sales	$348,375	$340,640	$340,576

Cost of sales	200,794	195,499	189,101

Gross margin	147,581	145,141	151,475
Selling, delivery and administrative expenses	134,428	136,541	132,030

Income from operations	13,153	8,600	19,445

Interest expense	9,812	10,994	12,478
Minority interest	666	43	672

Income before income taxes	2,675	(2,437)	6,295
Income taxes (benefit)	1,259	(678)	(2,305)

Net income	$1,416	$(1,759)	$8,600

Basic net income per share:
Common Stock	$.15	$(.19)	$.94

Weighted average number of Common Stock shares outstanding	6,644	6,644	6,643

Class B Common Stock	$.15	$(.19)	$.94

Weighted average number of Class B Common Stock shares outstanding	2,500	2,480	2,460

Diluted net income per share:
Common Stock	$.15	$(.19)	$.94

Weighted average number of Common Stock shares outstanding — assuming dilution	9,164	9,144	9,123

Class B Common Stock	$.15	$(.19)	$.94

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,520	2,500	2,480